CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of December 4, 2006, is by and between First Bancorp (the “Company”) and James H. Garner (“Consultant”).

Background Statement

Consultant has skills, knowledge and expertise in the banking industry that will benefit the Company. The Company desires to engage Consultant to perform certain services, and Consultant agrees to provide such services according to the terms and conditions set forth hereafter.

Statement of Agreement

Now, therefore, in consideration of the mutual covenants and benefits flowing between the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term. The Company hereby contracts with Consultant for a term of one (1) year commencing on January 1, 2007, unless terminated sooner pursuant to the provisions of Section 8 hereof.

2. Responsibilities of Consultant. Consultant shall perform such consulting services as requested from time to time by the Company’s Chief Executive Officer, including assistance with public relations and employee relations activities. Although the Company has the right to specify the objectives, general nature and parameters of Consultant’s work, Consultant is, and at all times shall be solely responsible for the control and direction of his services for the Company. Consultant agrees to conduct himself in manner consistent with the best interests of the Company, and to perform his obligations hereunder in a good and workmanlike manner, utilizing his best efforts. Consultant shall also serve as Director Emeritus to the Company’s board of directors (the “Board”); provided that this designation shall not entitle Consultant to any voting rights on matters brought before the Board. Consultant shall have observation rights for meetings of the Board only to the extent provided from time to time by the Board.

3. Noncompetition.

(a) In the course of performing services under this Agreement, Consultant will be provided with and have access to trade secrets of the Company, including, without limitation, knowledge and information of customer lists and other confidential information related to the business operations of the Company. Consultant acknowledges that such information is highly confidential. Consultant agrees that he will not use, divulge, publish or otherwise reveal, either directly or indirectly, to any person, firm or organization, during and after the term of this Agreement, any such knowledge or information and shall retain such knowledge and information for the sole benefit of the Company and its affiliates and successors and assigns.
(b) Based on Consultant’s acknowledgement of the confidential nature and unique value to the Company of the knowledge and information referred to above, and for the valuable consideration provided herein, Consultant agrees that during the term of this Agreement and for a period of two (2) years (not including any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein) after any expiration or termination of this Agreement, Consultant will not, without the prior written consent of the Board, (i) either as a principal, agent, manager, employee, owner (if the percentage of ownership exceeds two percent (2%) of the net worth of the business), partner (whether general or limited), director, officer, consultant or in any other capacity participate in any business that competes with the Company or its subsidiaries within fifty (50) miles of any North Carolina office of the Company or its subsidiaries (the “Territory”), such determination of the geographic scope of this covenant to be made as of the date of this Agreement, or (ii) solicit business in competition with the Company or its subsidiaries, from any customer with whom Consultant had any substantial or nonincidental contact or communications during the two years prior to termination of this Agreement; provided, however, that for the period following expiration or termination of this Agreement, Consultant may be employed or associated with a business in competition with the Company to the extent that such employment or association does not involve Consultant (i) working in a capacity related to the work he did for the Company; or (ii) utilizing any contacts or knowledge of trade and business secrets or other confidential data of the Company. Consultant acknowledges that the restrictive covenants contained in this Section are fair and reasonable. The parties intend the restrictions on competition contained in this paragraph 3 to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions or requirements shall not render invalid or unenforceable any one or more of the other restrictions or requirements. The Company shall have the right to limit, unilaterally, the scope of any provision of this paragraph 3 to ensure the enforceability of Consultant’s agreement not to compete with the Company.

4. Compensation. In consideration of the services to be performed by Consultant hereunder, the Company shall pay to Consultant in cash an annual fee equal to the sum of $100,000, payable in arrears in equal monthly installments beginning on January 31, 2007.

5. Benefits. Consultant shall be entitled, during the term of this Agreement and subject to the Company’s policies, to prompt reimbursement of out-of-pocket expenses of Consultant in connection with his performance of the consulting services described herein. In addition, the Company will, during the term of this Agreement, provide the following benefits to Consultant: (i) office space at the Company’s headquarters; (ii) administrative support at the Company’s headquarters; and (iii) expenses related to representation of the Company at state and national banking conventions (to the extent representation is requested by the Company). Except as specifically provided herein or in separate agreements or benefit plans, Consultant shall not be entitled to any fringe benefits from the Company, including, without limitation, retirement, life, disability and health insurance, and coverage under workers’ compensation and unemployment compensation laws.

6. Compliance with Laws. Consultant acknowledges that the Company will not be withholding any federal, state, local or social security taxes and that Consultant is solely responsible for the payment of all such taxes. Consultant, as an independent contractor of the Company, agrees to abide by, and comply with, all federal, state and local laws insofar as they relate to the filing of all necessary forms and the payments of all amounts relating to any and all withholding amounts and taxes, including but not limited to, income taxes, workers’

compensation, social security taxes, and/or unemployment compensation. If this independent contractor relationship is determined by tax or other legal authorities to constitute an employment relationship, (a) Consultant hereby waives, for the period prior to the date such determination becomes final, any and all claims to coverage under Company pension, profit-sharing, health, dental, welfare, or similar type plans that are generally provided to Company employees, unless otherwise agreed by the Company in writing; and (b) Consultant agrees to indemnify and hold harmless the Company and its affiliates and their respective employees, officers, managers, employees, directors, equity holders and agents from any attorney’s fees, costs, claims, suits, judgments, taxes, assessments, penalties, interest and related liabilities arising therefrom. Consultant agrees to indemnify, defend and hold harmless the Company and its affiliates and their respective employees, officers, managers, directors, shareholders and agents from and against any and all other liabilities, claims, costs, damages, expenses, losses, and attorney’s fees resulting from, or attributable to, any act or omission of Consultant related to the performance of Consultant’s obligations under this Agreement or from any breach of Consultant’s obligations under this Agreement. All indemnification obligations set forth in this Section shall survive any termination of this Agreement.

7. Independent Contractor Status/Further Assurance. The parties hereto expressly intend that Consultant be an independent contractor of the Company and not an employee, partner, joint venturer, or agent. Consultant shall have no authority in the affairs of the Company, nor any authority to bind the Company to any form of contract or commitment, whether or not in writing. Consultant, upon request of the Company or its legal or tax counsel, agrees to sign all documents, provide any and all assistance and documentation requested (including but not limited to Form 1099, and federal tax returns) that may be of assistance to the Company or said counsel to dispute or explain any finding or inquiry regarding the nature of this independent contractor relationship. Consultant further appoints the Company, or its legal or tax counsel, as its attorney in fact for those purposes, and authorizes the Company or its qualified agent to sign and submit IRS Form 2848 or similar forms for those purposes.

8. Termination. This Agreement shall terminate: (i) upon the death of Consultant; (ii) upon the Disability (as defined below) of Consultant; or (iii) for cause (as defined below), immediately upon notice from the Company to Consultant, or at such later time as the notice may specify. For purposes of this Agreement, “Disability” means the inability of Consultant, for physical or mental reasons, to perform Consultant’s duties under this Agreement for 60 consecutive days, or an aggregate of 120 days during any 12-month period, as determined by a medical doctor selected by the Company. For purposes of this Agreement, “Cause” means any of the following as determined in the good faith judgment of the Chief Executive Officer of the Company: (i) the failure of Consultant satisfactorily to perform his duties hereunder, (ii) the commission of a felony or other crime involving dishonesty by Consultant or (iii) any breach by Consultant of any material provision of this Agreement. In the event of a termination of this Agreement, Consultant shall be entitled only to payment for services rendered through the date of termination, and all benefits provided hereunder shall cease as of the date of termination.

9. Governing Law. This Agreement shall be construed and governed in accordance with the substantive laws of the State of North Carolina without regard to the effect of choice-of-law principles.

10. Assignment. Consultant may not assign this Agreement, or delegate or transfer any responsibilities hereunder, to another party without the prior written consent of the Company. The Company may assign this Agreement to any of its affiliates or subsidiaries without the prior consent of Consultant.

11. Notices. All notices hereunder shall be by facsimile and delivery by regular mail or overnight courier, addressed as follows:

To Company:	First Bancorp
341 North Main Street
Troy, North Carolina 27371
Attn: Chief Executive Officer
Facsimile: (910) 576-1070
To Consultant:	James H. Garner
116 Garner Britt Drive
Robbins, North Carolina 27325
Facsimile: (910) 464-6214

Any party may change its address for notice by giving notice thereof to the other party in accordance with this Section.

12. Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter hereof. No addition, alteration or modification hereto and no waiver of any of the provisions hereof shall be valid unless made in writing and executed by both parties. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	CONSULTANT:

FIRST BANCORP

By: /s/ Anna G. Hollers	/s/ James H. Garner
Name: Anna G. Hollers	James H. Garner
Title: Corporate Secretary

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